Exhibit 10.10

Agreement

This Agreement is entered into between Apro Bio Pharmaceutical Corporation, a Colorado corporation (the "Company") and David Olson (“Olson”), this 6th day of March, 2009 (“Effective Date”).

Recitals

Whereas, Olson was employed as an officer and director of the Company.

Whereas, Olson has resigned as an officer and director of the Company, and has made claims against the Company for amounts due and owing to him.

Whereas, the parties desire to amicably resolve their outstanding issues.

Agreement

Now, therefore, for good and valuable consideration, the receipt of which is hereby acknowledged by both parties, the parties agree as follows:

1.	Resignation. Olson hereby acknowledges that he has resigned as an officer and director of the Company and affirms that he is no longer acting as an officer or director of the Company.

2.
Payment.  In consideration of the agreements and subject to Olson’s performance of the undertakings set forth in this Agreement, the Company, in full and final settlement of all of Olson’s stated compensation claims, including any unpaid compensation, claim for severance, reimbursement of vacation or sick pay, or other compensation, or any other rights or obligations which may be asserted by Olson, agrees to make the following payments and additional consideration to Olson:

(a)
The Company, shall pay to Olson $45,000 in cash by wire transfer due and payable on the closing date of financing by the Company in aggregate of at least One Hundred Fifty Thousand dollars ($150,000 USD) from the Effective Date.

(b)
The Company shall issue to Olson 60,000 shares of the Company’s restricted common stock within five days of the closing date of the financing referenced in section 2(a) above, with a certificate of the issued shares to be delivered to Olson within thirty (30) days of the closing date.  Such shares shall not be sold until one year following the date of issuance.  Thereafter, such shares shall also be registered whenever any Company shares owned by its directors are included in a future Registration Statement.

(c)
Upon execution of this Agreement, the Company will issue and take any other action necessary to ensure Olson will have a total of 50,000 vested warrants in the Company granted to Olson pursuant to one or more resolutions by the Company’s

(d)
Board of Directors as additional compensation to Olson as a director of the Company.  Such warrants will be included in the Company’s next scheduled Registration Statement if any Company warrants owned by the Company’s directors are currently registered or, if no such warrants are currently registered, Olson’s warrants will be registered whenever any Company warrants owned by its directors are included in a future Registration Statement.

(e)
Company shall grant to Olson or his designee any and all equity (e.g. options, warrants, shares or other equity position) that Company would have granted to Bathgate Capital Partners or its successors, assignees or designees upon the merger, spin out or other business combination relating to the “Cell Rejection” technology as it was referred to while Olson was an officer of the Company, if such business combination occurs within (12) months of the Effective Date.  Olson acknowledges no fees or other consideration will be due and owing to him if Bathgate Capital Partners or any of its directors, officers principals, or employees are not involved in any such business combination.

3.
Lock Up Agreement.  Olson agrees that he will execute a Lock Up Agreement in conjunction with the Company’s proposed merger upon the same terms and conditions as the officers, directors and owners of Bathgate Capital Partners for all of his shares other than the shares to be issued pursuant to Paragraph 2(b).  If Bathgate Capital Partners or any of its officers, directors, principals or owners obtains a modification or release from the restrictions placed on the transfer of Restricted Securities (as defined in the Lock Up Agreement), the Company shall provide immediate written notification thereof to Olson and he shall have the right to the same modification or release upon written notice to the Company.

4.
Confidentiality.  Each party agrees not to, without the prior written consent of the other party, directly or indirectly disclose to any third party individual, corporation or other entity (other than the Company or its affiliates or each party’s respective officers, directors, representatives or employees entitled to such information) or use for their own or such another’s benefit, any information, whether or not reduced to written or other tangible form, which (a) is not generally known to the public or in the industry; (b) has been treated by the Company as confidential or proprietary; and (c) is of competitive advantage to the Company or any of its Affiliates (such information being referred to in this paragraph as "Confidential Information").  Confidential Information which becomes generally known to the public without violation of this Agreement or was disclosed to a party by a third party without an obligation of confidentiality to the other party shall cease to be subject to the restrictions of the Paragraph.  As used in this Agreement, the term “affiliate” or Affiliate” shall mean any entity that is at least fifty percent (50%) owned or controlled by a party, an entity which directly or indirectly owns or controls more than fifty (50%0) of the voting stock of a party, or any entity, the majority ownership of which is directly or indirectly common to the ownership of party.

5.
Company property. Olson and the Company acknowledge that Olson is in possession of certain Company property, specifically, an HP docking station, flat computer screen, two book cases, and several computer accessories. . Olson may keep said property as his personal property provided all Company related files and documents contained or stored in said property are  returned to the Company.  The Company agrees to provide Olson with copies of all returned files and documents, to be delivered to his residence within seven (7) days of receipt. The Company further acknowledges that all computers and other office equipment in Olson’s possession are the property of Olson.  Upon execution of this Agreement, Olson shall return all other Company property to the Company, including all Confidential Information, books and records of the Company and any other property of the Company or its affiliates.  If Olson later discovers other Company property in his possession, Olson will notify the Company requesting instructions for shipment or destruction of such property. Company shall bear all costs related to the shipment or destruction of such property.

6.	Non-Disparagement.

a.
Olson agrees that he shall not make any disparaging statements about the Company or its affiliates or the directors, its officers or employees of any of them; provided that the provisions of this clause shall not apply to truthful testimony as a witness, compliance with other legal obligations, or truthful assertion of or defense against any claim of breach of this Agreement, or to his truthful statements or disclosures to officers or directors of the Company, and shall not require Olson to make false statements or disclosures.

b.
The Company agrees that neither it nor its directors,  officers, nor employees of the Company nor any spokesperson for any of them shall make any disparaging statements about Olson; provided that the provisions of this clause shall not apply to truthful testimony as a witness, compliance with other legal obligations, truthful assertion of or defense against any claim of breach of this Agreement or truthful statements or disclosures to Olson, and shall not require false statements or disclosures to be made.

7.
Releases.  Releases.  Except for a claim based upon a breach of this Agreement and the performance of the obligations contained herein, effective as of the receipt of all payments and consideration specified in Paragraph 2(a)-(c) above, the Olson Released Parties (as defined below) shall release the Company Released Parties (as defined below), and the Company Released Parties shall release the Olson Released Parties, from any and all claims, suits, demands, actions or causes of action of any kind or nature whatsoever (“Claims”), whether the underlying facts are known or unknown, which the Olson Released Parties or the Company Released Parties have or now claim, or might have or claim, pertaining to or arising out of Olson’s employment by the Company or his separation therefrom, or any breach or non-performance of any employment or other agreements between Olson and the Company, or under any local, state or federal common law, statute, regulation or ordinance, including without limitation those claims dealing with employment discrimination, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., 42 U.S.C. § 1981, Americans with Disabilities Act, or claims for breach of contract, for breach of fiduciary duty, for misrepresentation, for defamation, for wrongful discharge under the common law of any state, for infliction of emotional distress or for any other tort under the common law of any state.  This release shall run to and be binding upon the Company and each of its affiliates, and all predecessors, successors and assigns thereof and each of their members, trustees, partners, principals, members, directors, officers, trustees, employees, agents and attorneys, past or present (but only for their activities as members, trustees, partners, principals, members, directors, officers, trustees, employees, agents and attorneys for the Company), and all predecessors, successors, heirs and assigns thereof (collectively, "Company Released Parties") and to Olson, his affiliates, heirs, successors and assigns, and each of his employees, agents and attorneys (collectively, the Olson Released Parties).

8.
Covenant Not to Sue.  To the maximum extent permitted by law, the Company and Olson covenant not to sue or to institute or cause to be instituted any action in any federal, state or local agency or court against the other party regarding the Claims covered by the release contained in paragraph 6 above (except to enforce the terms of this Agreement).  The covenants herein shall expire on March 11, 2009 (extended to March 31, 2009), unless all payments under Paragraph 2(a)-(c) have been received by Olson at which time such covenants shall remain in effect with the releases of Paragraph 6.  If any party breaches the terms of the release and covenant not to sue, then the aggrieved party shall be entitled to recover its costs, including reasonable attorneys’ fees incurred in defending such action.

9.	Modification. No modification of this Agreement shall be valid unless signed by the party against whom such modification is sought to be enforced.

10.
Legal Counsel.  Olson acknowledges that he has carefully read and fully understands the terms and provisions of this Agreement and all of their rights and obligations thereunder, has had an opportunity to be represented by legal counsel of his choosing prior to executing this Agreement which contains a general release and waiver and that his execution of this Agreement is voluntary.

11.
No Admission.  The parties agree that neither this Agreement nor performance hereunder constitutes an admission by any party of any violation of any federal, state or local law, regulation, common law, of any breach of any contract or any other wrongdoing of any type.

12.	Entire Agreement. This instrument constitutes the entire agreement between the parties.

13.
Severability.  If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable.  This Agreement as thus amended shall be enforced so as to give effect of the intention of the parties insofar as that is possible.  In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

14.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Colorado.

15.	Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Apro Bio Pharmaceutical Corporation

By:	/s/ Vicki D.E. Barone__________________
Printed Name:	Vicki D.E. Barone____________________
Its:	Chairman ___________________________

Name:	David Olson_________________________